For Immediate Release

Contacts:       Danita Gibson-Lloyd             Virginia Lewis
                AVP/Corporate Relations Mgr.    Account Executive
                Total System Services, Inc.     Ketchum Public Relations
                (706)649-5578                   (404)877-1842
                dgibsonlloyd@totalsystem.com    virginia.lewis@ketchum.com



     NationsBank Renews Card Processing Contract with Total System Services
           Signs Multi-year Extension to Existing Long-term Agreement


Columbus, Ga., April 2, 1997 -Today, Total System Services, Inc., (NYSE - "TSS")
(TSYS), announced an extension to the long-term contract with Charlotte, North Carolina-based NationsBank to continue processing its credit card portfolio until 2005. NationsBank has been a customer of TSYS since the mid 1980's and is one of the largest issuers of Visa and MasterCard credit cards in the United States.

        "We have enjoyed a very rewarding relationship with NationsBank over the years, and we are extremely excited that it will continue with the signing of this contract extension," said Philip W. Tomlinson, TSYS President. "NationsBank has an outstanding reputation in the industry as a leader, offering unique, innovative, and dynamic solutions to the market. We look forward to helping them maintain their competitive edge and further achieve their business objectives by providing outstanding processing technology, customer service and support."

        NationsBank Corporation, headquartered in Charlotte, N.C., is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. Following its Jan.7, 1997 merger with Boatmen's Bancshares Inc. of St. Louis. Mo., NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. On a proforma combined basis, NationsBank had total assets of approximately $227 billion at year-end.

        Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit, commercial and private-label card processing companies, serving card issuing institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing more than 84 million cardholder accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM(SM). In 1996, TSYS formed a joint venture with Visa(R) U.S.A. to create Vital Processing Services L.L.C., a leading full-service merchant services provider. TSYS' 1996 revenues totaled $311.6 million; the company is an
80.7 percent owned subsidiary of Synovus Financial Corp. (NYSE: "SNV"), an $ 8.6 billion asset, multi-financial services company that also includes 34 affiliates in four Southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company. TSYS' Internet address is http://www.totalsystem.com.